Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED SHARED SERVICES AGREEMENT

by and among

MOMENTIVE SPECIALTY CHEMICALS INC.,

MOMENTIVE PERFORMANCE MATERIALS INC.,

and

THE OTHER PERSONS PARTY HERETO

Dated as of March 17, 2011

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

		Page

13.06	Entire Agreement	21

13.07	Counterparts	21

13.08	Force Majeure	21

13.09	No Warranties	21

13.10	Headings	21

13.11	Waiver	21

13.12	Consent to Jurisdiction	22

13.13	Waiver of Jury Trial	22

13.14	Third Party Beneficiaries	22

13.15	Amendments	22

EXHIBITS

Exhibit A	Services
Exhibit B	Master Confidentiality and Joint Development Agreement
Exhibit C	MSC Subsidiaries
Exhibit D	MPM Subsidiaries

iii

AMENDED AND RESTATED SHARED SERVICES AGREEMENT

This Amended and Restated Shared Services Agreement is dated as of March 17, 2011 and is made and entered into by and among Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), a New Jersey corporation (together with its subsidiaries, either referred to as a “Service Provider” or “Recipient” of a specific Service or “MSC”), Momentive Performance Materials Inc., a Delaware corporation, and those direct or indirect subsidiaries of Momentive Performance Materials Inc. that are set forth on the signature pages hereto (collectively, either referred to as a “Service Provider” or “Recipient” of a specific Service or “MPM”). Capitalized terms have the meanings set forth in Article I.

RECITALS

A. Pursuant to the Combination Agreement, dated as of September 11, 2010 (the “Transaction Agreement”), by and between Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), a Delaware limited liability company and sole stockholder of MSC (“MSC Holdings”), and Momentive Performance Materials Holdings Inc., a Delaware corporation and sole stockholder of MPM (“MPM Holdings”), MSC Holdings and MPM Holdings entered into a series of transactions that resulted in each of MSC Holdings and MPM Holdings becoming a wholly-owned subsidiary of Momentive Performance Materials Holdings LLC, a Delaware limited liability company (the “Transaction”).

B. In connection with the Transaction, and in order to recognize economies of scale and generate cost savings for each of MSC and MPM that otherwise would be unavailable, the parties entered into that certain Shared Services Agreement, dated as of October 1, 2010 (the “Effective Date”), by and between MSC, MPM and certain of MPM’s direct and indirect subsidiaries (the “Original Agreement”), in order that each may provide and/or receive certain services from the other, and in order to provide for a mechanism by which the costs of such service provision are to be allocated.

C. The parties desire to amend and restate the Original Agreement in its entirety to read as set forth herein (as so amended, and as amended, modified, supplemented, or restated from time to time, as the context may require, this “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intention of being bound by this Agreement, the parties stipulate and agree as follows:

ARTICLE I.

DEFINITIONS

1.01 Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the Transaction Agreement. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Actual Cost” means, with respect to any period hereunder, one hundred percent (100%) of the actual, out of pocket expenses of a party (including fully burdened employee cost and overhead costs allocated to the relevant cost center in accordance with the historical practices of such party) actually paid or expected to be paid within the three (3) months following such period (without duplication of any Actual Costs previously allocated between the parties), calculated in accordance with the accounting policies, principles, practices and procedures approved, from time to time, by the Steering Committee, caused by, incurred or otherwise arising from or relating to the Services during such period.

“Agreement” is defined in the recitals.

“Allocation Percentage” shall initially mean 51% to MSC and 49% to MPM.

“Business Days” means all weekdays except those that are official holidays of employees of the United States government. Unless specifically stated as “Business Days,” a reference in this Agreement to “days” means calendar days.

“Capital Expenditure” means any expenditure, or series of related expenditures, in excess of $1 million made by either MSC or MPM to the extent in furtherance of the provision of Services under this Agreement that is required to be capitalized in accordance with United States generally accepted accounting principles, as in effect as of the date or for the period, as the case may be, implicated by the relevant provision of this Agreement.

“Effective Date” is defined in the recitals.

“Estimated Monthly Allocation Payment” is defined in Section 5.03.

“Event of Default” is defined in Section 9.01.

“Exchange Rate” means, with respect to a particular currency for a particular day and a particular party, the rate of exchange used in the preparation of the financial statements of such party for the most recent month for which financial statements are then available.

“Functional Services” means all Services other than Raw Materials/Logistics Services.

“Functional Services Costs” means the Actual Cost of Functional Services, including the Actual Costs of the employees of either MSC or MPM who perform Raw Materials/Logistics Services.

“Hexion Marks” is defined in Section 3.05(b).

“including” shall mean including without limitation.

“Monthly Report” is defined in Section 5.04.

“MPM” is defined in the caption.

“MPM-Provided Services” is defined in Section 3.01.

“MPM Holdings” is defined in the recitals.

“MPM Marks” is defined in Section 3.05(a).

“MSC” is defined in the caption.

“MSC Holdings” is defined in the recitals.

“MSC-Provided Services” is defined in Section 3.01.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, unincorporated association, joint venture or other entity.

“Quarterly Reconciliation Payment” is defined in Section 5.05(a).

“Raw Materials/Logistics Services” means the procurement of Raw Materials and Logistics by a Service Provider hereunder.

“Raw Materials and Logistics” means raw materials and logistics services, including supplies, freight, equipment and electricity, and indirect costs of such raw materials and logistics services, including packaging, uniforms and pallets, in the case of any of the foregoing, required by or used in connection with the business of either or both of MSC and MPM, but excluding the Actual Costs of the employees of either MSC or MPM who perform Raw Materials/Logistics Services and allocated overhead associated with the performance of such services, which, for the avoidance of doubt, shall be treated as Functional Services Costs hereunder.

“Recipient” means MSC or MPM, as applicable, with respect to such party’s receipt of a particular Service.

“Service Provider” means MSC or MPM, as applicable, with respect to such party’s provision of a particular Service.

“Services” is defined in Section 3.01.

“Steering Committee” is defined in Section 3.04.

“Tax” or “Taxes” means (i) all federal, state, local and foreign sales, use, value-added, gross receipts, privilege, utility, infrastructure maintenance, property, excise and similar levies, duties and other similar tax-like charges lawfully levied by a duly constituted taxing authority against or upon the Services; (ii) any penalties, interest or other additions to any such taxes; and (iii) any tax-related surcharges or fees that are related to the Services and authorized by applicable tariffs.

“Term” is defined in Section 2.01.

“Transaction” is defined in the recitals.

“Transaction Agreement” is defined in the recitals.

“Unavoidable Delays” is defined in Section 13.08.

ARTICLE II.

TERM

2.01 Term. The term of this Agreement (the “Term”) commenced upon the Effective Date and shall continue for five (5) years from the Effective Date (the “Initial Term”) and any renewal terms as provided in the following sentence, unless otherwise terminated in accordance with Article X. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive renewal terms of one (1) year each, absent contrary notice from either party given not less than thirty (30) days prior to such expiration.

ARTICLE III.

APPOINTMENT; SERVICES

3.01 Services.

(a) During the Term, (i) MSC hereby engages MPM to provide, and MPM hereby accepts such appointment and undertakes to provide or cause to be provided to MSC, certain services in the categories identified in Exhibit A hereof as from time to time may be added to or deleted therefrom pursuant to this Agreement (collectively, the “MPM-Provided Services”) and (ii) MPM hereby engages MSC to provide, and MSC hereby accepts such appointment and undertakes to provide or cause to be provided to MPM, certain services in the categories identified in Exhibit A hereof as from time to time may be added to or deleted therefrom pursuant to this Agreement (collectively, the “MSC-Provided Services”, and together with the MPM-Provided Services, the “Services”).

(b) Each of MSC and MPM acknowledges and agrees that each will assist the other in obtaining favorable pricing with respect to purchases of Raw Materials and Logistics from third party suppliers. Any Actual Costs incurred by either MSC or MPM in assisting the other in this respect shall be allocated pursuant to Section 5.01.

3.02 Changes to Services.

(a) The parties may agree to modify the terms and conditions of Service Provider’s performance of any Service in order to reflect new procedures, processes or other methods of providing such Service. The parties will negotiate in good faith the terms and conditions upon which Service Provider would be willing to implement such change.

(b) Notwithstanding any provision of this Agreement to the contrary, Service Provider may make: (i) changes to the process of performing a particular Service that do not adversely affect the benefits to Recipient of Service Provider’s provision or quality of such Service in any material respect or increase Recipient’s cost for such Service; (ii) emergency changes in the manner in which a particular Service is provided on a temporary and short-term basis; and/or (iii) changes to a particular Service in order to comply with applicable law or regulatory requirements, in each case without obtaining the prior consent of Recipient.

3.03 Additional Services. Recipient may, from time to time, request additional services that are not listed in Exhibit A. The parties agree to negotiate in good faith the terms and conditions by which Service Provider would be willing to perform such additional services.

3.04 Steering Committee. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, MSC and MPM shall establish a “Steering Committee” consisting of at least one executive officer from each of MSC and MPM and whereby each of MSC and MPM is equally represented. The initial Steering Committee representatives shall be Bill Carter and Kevin McGuire for MSC and Anthony Greene and MPM’s current Financial Planning and Analysis (“FP&A”) leader for MPM. The Steering Committee representatives shall meet at least quarterly (or more frequently if needed or reasonably requested by a representative) during the Term to determine the Services to be provided and the payments to be made pursuant to Article V. Such determination with respect to the Services to be provided shall include the scope, manner, level, and place or places where such Services shall be provided. If the members of the Steering Committee are unable (whether by majority vote or in such other manner as the members of the Steering Committee decide) to determine whether a Service is to be provided, or the scope, manner, level and place or places at which such Service shall be provided, such Service shall not be provided until such time as the members of the Steering Committee determine the relevant matters, including as contemplated in Article XII. The Steering Committee representative(s) for each party shall stay reasonably apprised of the activities of the employees, agents and contractors of such party who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services.

3.05 Certain Intellectual Property Matters.

(a) MSC hereby acknowledges and agrees that MPM and its subsidiaries have certain intellectual property and common law rights associated with the word “Momentive” and all related trademarks, service marks, brand names, logos, certification marks, assumed names and trade names, including the “Momentive” stylized logo, colors, and other indicia as used in connection with the name and business of MPM (collectively, “MPM Marks”). During the Term (and during any transition period provided in Section 10.04), MPM hereby agrees not to, and to cause its respective controlled affiliates not to, assert any claims against MSC, MSC Holdings and their respective controlled affiliates with respect to the use of the word “Momentive” or any MPM Mark in their respective names, businesses and products and services; provided, such use shall be substantially consistent with the trademark practices and quality standards of MPM so as not to weaken the value of the MPM Marks. Such use, and all goodwill associated with such use, shall inure to the benefit of MPM. MPM shall have the right to monitor the quality of the products and services bearing the MPM Marks provided by MSC, including any promotional materials for the same. The MPM Marks shall remain the exclusive property of MPM.

(b) MPM hereby acknowledges and agrees that MSC has certain intellectual property and common law rights associated with the word “Hexion” and all related trademarks, service marks, brand names, logos, certification marks, assumed names and trade names, including the “Hexion” stylized logo, colors, and other indicia as used in connection with the name and business of MSC (collectively, “Hexion Marks”). During the Term (and during any transition period provided in Section 10.04), MSC hereby agrees not to, and to cause its respective controlled affiliates not to, assert any claims against MPM, MPM Holdings and their respective controlled affiliates with respect to the use of the word “Hexion” or any Hexion Mark in their respective names, businesses and products and services; provided, that such use shall be substantially consistent with the trademark practices and quality standards of MSC so as not to weaken the value of the Hexion Marks. Such use, and all goodwill associated with such use, shall inure to the benefit of MSC. MSC shall have the right to monitor the quality of the products and services bearing the Hexion Marks provided by MPM, including any promotional materials for the same. The Hexion Marks shall remain the exclusive property of MSC.

(c) In connection with the entry into this Agreement, MSC and MPM are entering into a Master Confidentiality and Joint Development Agreement, substantially in the form attached hereto as Exhibit B (as amended from time to time, the “Joint Development Agreement”), which is incorporated by reference herein. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Joint Development Agreement, the terms of the Joint Development Agreement shall control.

ARTICLE IV.

PERFORMANCE OF SERVICES

4.01 Standards. Service Provider shall perform the Services in a commercially reasonable manner, using its commercially reasonable efforts to provide the Services in the same manner as if Service Provider was providing such Services for its own account. Actions taken by Service Provider in good faith consistent with the foregoing shall not constitute a breach of this Agreement unless such action materially violates an express provision of this Agreement.

4.02 Employees. Service Provider shall determine the fitness and qualifications of all employees performing the Services. Service Provider shall hire, supervise, direct the work of, and discharge all such employees. Service Provider shall determine the wages and conditions of employment of all such employees. All wages, bonuses, compensation, benefits, termination or severance expenses or liabilities, pension fund contribution obligations or liabilities, and other costs, benefits, expenses or liabilities and entitlements of or in connection with employees employed in connection with provision of the Services shall be Service Provider’s responsibility; provided, that such items shall be Functional Services Costs and will be taken into account as such for purposes of Article V.

4.03 Independent Contractors. Service Provider may hire consultants, independent contractors, or subcontractors, including Affiliates, to perform all or any part of a Service hereunder. Service Provider will remain fully responsible for the performance of its obligations under this Agreement, and Service Provider will be responsible for payments due to its independent contractors, which payments shall be included in the Actual Costs allocated pursuant to Section 5.01.

4.04 No Joint Venture or Partnership. Service Provider shall perform all Services provided pursuant to this Agreement as an independent contractor to Recipient and not as an employee, stockholder, partner, joint venturer, landlord, agent or representative of Recipient. In no event shall Service Provider be deemed in breach of its obligations hereunder solely by reason of (i) the failure of the financial performance of the Recipient’s business to meet Recipient expectations or income projections or any operating budget or annual plans, (ii) the acts of Recipient’s employees, (iii) the institution of litigation or the entry of judgments against Recipient or the Recipient’s business, or (iv) any other acts or omissions not otherwise constituting a material breach of this Agreement, it being the intention and agreement of the parties that Service Provider’s sole obligation hereunder shall be to act in conformity with the standard set forth in Section 4.01.

4.05 Affiliate Transactions. The fact that Service Provider or an Affiliate thereof, or a stockholder, director, officer, member, or employee of Service Provider or an Affiliate thereof, is employed by, or is directly or indirectly interested in or connected with, any Person which may be employed by Recipient to render or perform a service, or from which Service Provider may purchase any property, shall not prohibit Service Provider from employing such Person or otherwise dealing with such Person.

4.06 Cooperation. MSC and MPM shall cooperate fully with each other during the Term to procure and maintain all licenses and operating permits and to facilitate each party’s performance of this Agreement. Recipient shall at its own expense cooperate fully with Service Provider by promptly providing reasonable assistance, resources and access (including the provision of access to its personnel, computer systems, data, equipment and other information) as is necessary to the performance by Service Provider of its obligations hereunder and as may be reasonably requested by Service Provider from time to time.

ARTICLE V.

COST ALLOCATION

5.01 Allocation Formula.

(a) Functional Services Costs shall be allocated as follows:

(i) To the extent 100% of such item is demonstrably attributable to or for the benefit of MSC or MPM, 100% of such item shall be allocated to MSC or MPM, as applicable; and

(ii) All other portions of any item that cannot be allocated pursuant to clause (a) above shall be allocated in accordance with the Allocation Percentage.

(b) With respect to any Capital Expenditure made or to be made by a Service Provider, the Steering Committee, following consultation with MSC and MPM, shall determine whether the cost of such Capital Expenditure should be allocated between MSC and MPM based on the Allocation Percentage or otherwise and based on the Steering Committee’s reasonable, good faith estimate of the respective anticipated usage of the assets underlying such Capital Expenditure, and, if at all, how such Capital Expenditure shall be allocated between them (including whether any portion of such Capital Expenditure is to be currently billed to either party), based on the estimate of such usage, the parties’ relative costs of capital and respective hurdle rates and any other similar factors deemed relevant by the Steering Committee.

(c) No less often than annually, the Steering Committee shall meet to evaluate and determine whether the Allocation Percentage then in existence accurately and equitably reflects the performance and use of Services by MSC and MPM (for the avoidance of doubt, such determination shall be based on the relative benefits obtained or expected to be obtained from such Services and the relative costs incurred and expected to be incurred in the performance of such Services and not solely based on how MSC and MPM’s respective cost structures have or may have changed since the Effective Date (and not at all based on any changes in cost structures resulting from the transactions and arrangements contemplated hereby)). The Steering Committee shall undertake to evaluate the Services being performed and used and shall make a determination as to whether the Allocation Percentage then in existence requires adjustment. Each of MSC and MPM shall cooperate with the Steering Committee in the aforementioned process including making appropriate personnel and materials available to the Steering Committee. In the event that either MSC or MPM disagrees with the Allocation Percentage determined by the Steering Committee, the dispute resolution procedures set forth in Article XII shall apply.

5.02 Non-Cash Cost Allocation. Any non-cash costs or expenses caused by, incurred or otherwise arising from or relating to the Services shall be allocated to MSC and MPM for financial statement purposes only, without any corresponding cash reimbursement required, in accordance with generally accepted accounting principles, based on the Allocation Percentage principles described in Section 5.01 hereof.

5.03 Monthly Estimate Statements. Prior to the first day of each quarter during the Term, the Steering Committee, with such assistance from MSC and MPM as the Steering Committee shall request, shall (i) estimate (or calculate, as applicable) the (x) Actual Cost of each Service Provider in respect of Services to be provided by it for each month during such quarter, and (y) cost shares of each of the parties as calculated pursuant to this Article V and the estimated net cost share payment, if any, that will be owed by either MSC or MPM, as applicable, to the other party (the “Estimated Monthly Allocation Payment”) for each month during such quarter and (ii) direct the applicable Service Provider to prepare and issue invoices for each Estimated Monthly Allocation Payment to be paid by the other party, which invoices shall be delivered on the first day of each month during such quarter (or as promptly as practicable thereafter). Within ten (10) days of delivery of an invoice for the Estimated Monthly Allocation Payment, the applicable Recipient shall promptly make payment of the Estimated Monthly Allocation Payment. MSC and MPM, as applicable, may elect to cause all or a portion of the Estimated Monthly Allocation Payment to be satisfied by one or more of their subsidiaries, including, in the case of MSC, those subsidiaries listed on Exhibit C and, in the case of MPM, those subsidiaries listed on Exhibit D, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions in currency other than U.S. dollars converted at the Exchange Rate for the applicable Recipient.

5.04 Quarterly Statements. Within thirty (30) days following the end of each quarter during the Term, each Service Provider shall furnish the Steering Committee with a written statement with respect to the Actual Cost of such Service Provider in respect of Services provided by it during such quarter, setting forth (i) the cost allocation determined pursuant to Section 5.01(a), (ii) the cost allocation determined pursuant to Section 5.02, and (iii) the amounts paid pursuant to Section 5.03 hereof, together with such other data and information necessary to complete the items described in Section 5.05 hereof (hereinafter referred to as the “Quarterly Report”).

5.05 Determination and Payment.

(a) Within twenty (20) days of the submission of the Quarterly Report described in Section 5.04 hereof, the Steering Committee shall (i) determine the cost share of each of the parties as calculated pursuant to this Article V for such quarter, the amount of the Estimated

Monthly Allocation Payments made by each of the parties to the other during such quarter and the resultant net cost share payment, if any, owed by either MSC or MPM, as applicable, to the other party for such quarter (the “Quarterly Reconciliation Payment”); and (ii) direct the applicable Service Provider to prepare and issue an invoice for such Quarterly Reconciliation Payment to the other party. Any dispute among members of the Steering Committee that cannot be settled by majority vote shall be settled pursuant to Article XII.

(b) Within fifteen (15) days of the determination by the Steering Committee of the Quarterly Reconciliation Payment, either MSC or MPM may dispute such determination by giving written notice specifying in reasonable detail the nature of such dispute. Any such dispute shall be settled pursuant to Article XII.

(c) Within fifteen (15) days of delivery of the invoice for the Quarterly Reconciliation Payment described in Section 5.05(a), if a valid dispute notice has not been delivered in accordance with Section 5.05(b), the applicable Recipient shall promptly make payment of the Quarterly Reconciliation Payment. MSC and MPM, as applicable, may elect to cause all or a portion of the Quarterly Reconciliation Payment to be satisfied by one or more of their subsidiaries, including, in the case of MSC, those subsidiaries listed on Exhibit C and, in the case of MPM, those subsidiaries listed on Exhibit D, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions in currency other than U.S. dollars converted at the Exchange Rate for MSC or MPM, as applicable.

5.06 Taxes.

(a) Recipient is responsible for and will pay all Taxes applicable to the Services provided to Recipient; provided, that such payments by Recipient to Service Provider will be made in a manner that is the most tax-efficient and that does not otherwise negatively impact Service Provider; and provided, further, that Service Provider will not be subject to any liability for Taxes applicable to the Services as a result of such payment by Recipient. Service Provider will collect such Tax from Recipient in the same manner it collects such Taxes from other customers in the ordinary course of Service Provider’s business, but in no event prior to the time it invoices Recipient for the Services with respect to which such Taxes are levied. Recipient may provide Service Provider with a certificate evidencing its exemption from payment of or liability for such Taxes.

(b) Service Provider will promptly reimburse Recipient for any Taxes collected from Recipient and refunded to Service Provider. In the event a Tax is assessed against Service Provider that is solely the responsibility of Recipient and Recipient desires to protest such assessment, Recipient will submit to Service Provider a statement of the issues and arguments requesting that Service Provider grant Recipient the authority to prosecute the protest in Service Provider’s name. Service Provider’s authorization will not be unreasonably withheld. Recipient will finance, manage, control and determine the strategy for such protest while keeping Service Provider reasonably informed of the proceedings. However, the authorization will be periodically reviewed by Service Provider to determine any adverse impact on Service Provider, and Service Provider will have the right to reasonably withdraw such authority at any time. Upon notice by Service Provider that it is so withdrawing such authority, Recipient will expeditiously terminate all proceedings. Any adverse consequences suffered by Recipient as a result of the withdrawal will be submitted to arbitration pursuant to Article XII. Any contest for Taxes brought by Recipient may not result in any lien attaching to any property or rights of Service Provider or otherwise jeopardize Service Provider’s interests or rights in any of its property. Recipient agrees to indemnify Service Provider for all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) that Service Provider incurs as a result of any such contest by Recipient.

(c) The provisions of this Section 5.06 will govern the treatment of all Taxes arising as a result of or in connection with this Agreement notwithstanding any other Article of this Agreement to the contrary.

ARTICLE VI.

COMPLIANCE WITH LAWS

Each of MSC and MPM agrees to comply in all material respects with all applicable laws, rules, regulations and orders of any federal, state, county, city, local, supranational (including those of the European Communities) or foreign governmental, administrative or regulatory authority, agency or body in any jurisdiction in which such party conducts business in relation to the Services provided and matters that are the subject of this Agreement.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

7.01 Representations and Warranties of MSC

(a) MSC represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, that MSC has full corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that the officer of MSC who executed this Agreement on behalf of MSC is in fact an officer of MSC and has been duly authorized by MSC to execute this Agreement on its behalf.

(b) The execution, delivery and performance by MSC of this Agreement have been duly authorized by all necessary action on the part of MSC and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of MSC, enforceable in accordance with its terms.

7.02 Representations and Warranties of MPM

(a) MPM represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, that MPM has full corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that the officer of MPM who executed this Agreement on behalf of MPM is in fact an officer of MPM and has been duly authorized by MPM to execute this Agreement on its behalf.

(b) The execution, delivery and performance by MPM of this Agreement have been duly authorized by all necessary corporate action on the part of MPM and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of MPM, enforceable in accordance with its terms.

ARTICLE VIII.

INDEMNITY

8.01 Indemnity by Service Provider. Service Provider shall indemnify, defend and hold harmless Recipient and its officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with the gross negligence or willful misconduct of Service Provider or any employee, contractor or agent of Service Provider, except to the extent directly or indirectly caused by any act or omission of Recipient.

8.02 Indemnity by Recipient. Recipient shall indemnify, defend and hold harmless Service Provider and its officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with the gross negligence or willful misconduct of Recipient or any employee, contractor or agent of Recipient, except to the extent directly or indirectly caused by any act or omission of Service Provider.

8.03 Procedure. The party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is claimed. The indemnifying party shall be entitled to control the defense of any action; provided, that the indemnified party may participate in any such action with counsel of its choice at its own expense; and provided, further, that the indemnifying party shall not settle any claim, action or demand without the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed. The indemnified party shall reasonably cooperate in the defense as the indemnifying party may request and at the indemnifying party’s expense.

8.04 Limitation on Indemnity. Notwithstanding anything contained herein to the contrary, (a) the liability of any party under this Agreement shall not exceed the benefits derived by such party under this Agreement and (b) in no event shall any party, its affiliates and/or its or their respective directors, officers, employees, representatives or agents be liable for any (i) indirect, incidental, special, exemplary, consequential or punitive damages or (ii) damages for, measured by or based on lost profits, diminution in value, multiple of earnings or other similar measure.

ARTICLE IX.

DEFAULT

9.01 Definition. The occurrence of any one or more of the following events which is not cured within the time permitted shall constitute a default under this Agreement (hereinafter referred to as an “Event of Default”) as to the party failing in the performance or effecting the breaching act.

9.02 Service Provider’s Default. An Event of Default shall exist with respect to Service Provider if Service Provider shall fail to perform or comply with, in any material respect, any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Service Provider and such failure shall continue for a period of thirty (30) days after written notice thereof from Recipient to Service Provider specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Service Provider fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days after the initial delivery of written notice from the Recipient with respect to such failure.

9.03 Recipient’s Default. An Event of Default shall exist with respect to Recipient if Recipient shall:

(a) unless subject to a good faith dispute hereunder, fail to make any monetary payment required under this Agreement on or before the due date recited herein and such failure continues for thirty (30) Business Days after written notice from Service Provider specifying such failure, or

(b) fail to perform or comply with, in any material respect, any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to Recipient and such failure shall continue for a period of thirty (30) days after written notice thereof from Service Provider to Recipient specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if Recipient fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

9.04 Bankruptcy

An Event of Default shall exist with respect to a party if such party:

(a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property;

(b) makes a general assignment for the benefit of creditors;

(c) is adjudicated bankrupt or insolvent; or

(d) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

9.05 Reorganization/Receiver. An Event of Default shall exist with respect to a party if an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of MSC or MPM, as the case may be, or appointing a receiver, trustee or liquidator of MSC or MPM, as the case may be, of all or a substantial part of any of the assets of MSC or MPM, as the case may be, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

9.06 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party’s exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

ARTICLE X.

TERMINATION

10.01 Terminating Events. This Agreement shall terminate between MSC and MPM at the written election of the non-defaulting party, upon the occurrence of an Event of Default under this Agreement when the time to cure has lapsed.

10.02 Termination for Convenience. Either MSC or MPM may terminate this Agreement for its convenience, without cause, by giving the other party written notice not less than thirty (30) days prior to the effective date of such termination.

10.03 Effect of Termination. Notwithstanding anything herein to the contrary, this Section 10.03 and Sections 10.04, and Article XIII (other than Section 13.08) shall survive any termination of this Agreement. Unless subject to a good faith dispute hereunder, within thirty (30) days after the termination of this Agreement, Recipient shall pay Service Provider all accrued and unpaid amounts due under this Agreement.

10.04 Transition Assistance. At the request of Recipient, upon a termination or non-renewal of this Agreement, Service Provider will provide reasonable assistance to Recipient necessary to transfer the applicable services provided hereunder to Recipient or Recipient’s designated third party provider. Recipient shall pay Service Provider all of its reasonable costs for providing such transition assistance without mark-up, but including reasonable allocated overhead. In no event shall Service Provider be required to provide transition assistance for more than 180 days (subject to one successive renewal for an additional 180 day period at the election of Recipient) after termination.

ARTICLE XI.

NOTICES

All notices provided for in this Agreement or related to this Agreement, which either party desires to serve on the other, shall be in writing and shall be considered delivered upon receipt. Any and all notices or other papers or instruments related to this Agreement shall be sent by:

(a) by United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed;

(b) by a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the transmission is mailed with postage prepaid; or

(c) a nationally recognized overnight delivery service;

provided for receipted delivery, addressed as follows:

MSC:

Momentive Specialty Chemicals Inc.

180 East Broad Street,

Columbus, OH 43215

Attention: General Counsel

Facsimile: (614) 225-2108

with a copy to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Attention: John M. Scott

Facsimile: (212) 326-2019

MPM:

Momentive Performance Materials Inc.

22 Corporate Woods Blvd.

Albany, NY 12211

Attention: General Counsel

Facsimile: (518) 533-4662

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Andrew J. Nussbaum
Benjamin M. Roth

Facsimile: (212) 403-2000

Either MSC or MPM may change the address or name of addressee applicable to subsequent notices (including copies of said notices as hereinafter provided) or instruments or other papers to be served upon or delivered to the other party, by giving notice to the other party as aforesaid; provided, that notice of such change shall not be effective until the fifth (5th) day after mailing or facsimile transmission.

ARTICLE XII.

DISPUTE RESOLUTION

12.01 Resolution Procedure. Each of MSC and MPM agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the parties or as provided for in this Article XII.

12.02 Exchange Of Written Statements. In the event of a dispute under this Agreement, either MSC or MPM, on the one hand, may give a notice to the other party requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each party shall submit to the other party a written statement setting forth such party’s description of the dispute and of the respective positions of the parties on such dispute and such party’s recommended resolution and the reasons why such party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a party pursuant to this Section 12.02 may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

12.03 Good Faith Negotiations. If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. Any such meeting may be conducted by teleconference.

12.04 Determination Of Steering Committee. Not later than thirty (30) days after the commencement of good-faith negotiations, if the Steering Committee renders an agreed resolution on the matter in dispute, then both MSC and MPM shall be bound thereby. If the Steering Committee has not resolved the matter in dispute within thirty (30) days after the commencement of good-faith negotiations, either MSC or MPM may submit the dispute to arbitration in accordance with Section 12.05.

12.05 Disputes Submitted to Arbitration. Wherever any dispute arises between MSC and MPM, or among members of the Steering Committee, which is not otherwise resolved by the vote of a majority of the members of the Steering Committee or between the parties, the same shall be submitted to resolution by arbitration to be conducted in New York, New York, in accordance with the American Arbitration Association Rules then in force and the terms and conditions set forth in Sections 12.06 through 12.09.

12.06 Selection of Arbitrators. Either party shall have the right to submit such dispute to arbitration by delivery of written notice to the other party stating that the party delivering such notice desires to have the then unresolved controversy between MSC and MPM reviewed by a board of three (3) arbitrators. Said notice shall also set forth the identity of the person selected by the notifying party as its arbitrator, and shall detail the dispute between the parties and such party’s suggested resolution. Within twenty (20) days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation, the name and address of the person so designated, and the suggested resolution of such dispute by such party. The two (2) arbitrators designated as aforesaid shall promptly select a third arbitrator, and if they are not able to agree on such third arbitrator, then either arbitrator, on five (5) days’ notice in writing to the other, or both arbitrators, shall apply to the local arbitration authority to designate and appoint such third arbitrator. The two arbitrators selected by the parties shall then notify MSC and MPM in writing promptly upon the selection of the third arbitrator. If the party upon whom such written request for arbitration is served shall fail to designate its arbitrator within twenty (20) days after receipt of such notice, then the suggested resolution of the dispute as set forth in the written notice delivered by the party requesting such arbitration shall become the resolution thereof, and shall be binding on MSC and MPM hereunder.

12.07 Submission of Evidence. Within thirty (30) days following the date on which the parties shall have received notice of the appointment of the third arbitrator, the parties shall submit to the arbitrator so appointed a full statement of their respective positions and their reasons in support thereof, in writing, with copies delivered to the other party. Upon receipt of such written statement from the other party, the party receiving the same may file with the arbitrators a written rebuttal. Unless requested by the arbitrators, no hearing shall be required in connection with any such arbitration, and the arbitrators may elect to base their decisions on the written material submitted by the parties; provided, however, that the parties shall submit to hearings, and be prepared to provide testimony, by themselves or by witnesses called on their behalf, if so requested by the arbitrators.

12.08 Decisions of Arbitrators. Following receipt of the written materials from each party, and not later than 60 days from the final hearing held in connection with such arbitration, the arbitrators shall render their decision, which decision shall adopt either the position of MSC or MPM as previously submitted to the arbitrators, in full, without revision or alteration thereof, and without compromise. If more than one issue shall be submitted to the same arbitrators for resolution, each such issue shall be deemed a separate arbitration for all purposes hereof, such issues to be identified separately by the parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the arbitrators.

12.09 Arbitration is Binding. The decision of a majority of the arbitrators shall be binding upon MSC and MPM and shall be enforceable in any court of competent jurisdiction. Such decision and award may allocate the costs of such arbitration to one of the parties, equally or disproportionately between the parties.

ARTICLE XIII.

MISCELLANEOUS

13.01 Assignment. Neither MSC nor MPM shall assign this Agreement or any interest therein without the express prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the preceding sentence, MSC or MPM may assign or transfer this Agreement to any Affiliate of such party; provided, that a counterpart original of such assignment is delivered to the other parties on or before the effective date of such assignment; and provided, further, that such Affiliate expressly assumes and agrees to be bound by all of the terms and conditions of this Agreement. Except as otherwise provided herein, each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of the parties’ permitted successors and assigns and legal representatives.

13.02 Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning, and not strictly for or against MSC or MPM. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the same to be drafted.

13.03 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without reference to its choice of law provisions.

13.04 Severability. Should any portion of this Agreement be declared invalid or unenforceable, then such portion shall be deemed to be severed from this Agreement and shall not affect the remainder thereof.

13.05 Attorneys’ Fees. Should either party institute an action or proceeding to enforce any provisions hereof or for other relief due to an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the other party all costs of the action or proceeding and reasonable attorneys’ fees.

13.06 Entire Agreement. This Agreement covers in full each and every agreement of every kind or nature whatsoever between the parties hereto concerning this Agreement, and all preliminary negotiations and agreements, whether verbal or written, of whatsoever kind or nature are merged herein. No oral agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding.

13.07 Counterparts. This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when all parties hereto have executed this Agreement, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument.

13.08 Force Majeure. Whenever this Agreement requires an act to be performed within a specified time period or to be completed diligently, such periods are subject to Unavoidable Delays. “Unavoidable Delays” are delays beyond the reasonable control of the party asserting the delay, and include delays caused by acts of God, acts of war, terrorist attack, civil commotions, riots, strikes, lockouts, acts of government in either its sovereign or contractual capacity, perturbation in telecommunications transmissions, inability to obtain suitable labor or materials, accident, fire, water damages, flood, earthquake, or other natural catastrophes. In the event of an Unavoidable Delay, the Recipient may either (i) perform any Services that Service Provider is unable to perform or (ii) contract with a third party to provide any such affected Service.

13.09 No Warranties. Service Provider shall use its best efforts to render the services contemplated by this Agreement in good faith to Recipient, but hereby explicitly disclaims any and all warranties, express or implied, except to the extent expressly provided herein.

13.10 Headings. Headings or captions have been inserted for convenience of reference only and are not to be construed or considered to be a part hereof and shall not in an way modify, restrict or amend any of the terms or provisions hereof.

13.11 Waiver. The waiver by one party of any default or breach of any of the provisions, covenants or conditions hereof of the part of the other party to be kept and performed shall not be a waiver of any preceding or subsequent breach or any other provisions, covenants or conditions contained herein.

13.12 Consent to Jurisdiction. The parties hereto agree that, other than an arbitration proceeding arising pursuant to Article XII, any legal action or proceeding with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New York located in the borough of Manhattan or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, the parties hereto accept, for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non-conveniens.

13.13 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES HERETO THAT IS BEING ESTABLISHED. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.14 Third Party Beneficiaries. None of the obligations hereunder of either party shall run to or be enforceable by any party other than the parties to this Agreement and their respective successors and assigns in accordance with the provisions of this Agreement.

13.15 Amendments. This Agreement may be changed or modified only by an agreement in writing signed by the parties hereto, and no oral understandings shall be binding as between the parties.

*  *  *  *  *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

MOMENTIVE SPECIALTY CHEMICALS INC.

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE INC.

By:	Authorized Person
Name:
Title:

[SIGNATURE PAGE TO A&R SHARED SERVICES AGREEMENT]

MOMENTIVE PERFORMANCE MATERIALS USA INC.

By:	Authorized Person
Name:
Title:

JUNIPER BOND HOLDINGS I LLC

By:	Authorized Person
Name:
Title:

JUNIPER BOND HOLDINGS II LLC

By:	Authorized Person
Name:
Title:

JUNIPER BOND HOLDINGS III LLC

By:	Authorized Person
Name:
Title:

JUNIPER BOND HOLDINGS IV LLC

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC.

By:	Authorized Person
Name:
Title:

[SIGNATURE PAGE TO A&R SHARED SERVICES AGREEMENT]

MPM SILICONES, LLC

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS INDUSTRIA DE SILICONES LTDA

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS CANADA ULC

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS S. DE R.L. DE C.V.

By:	Authorized Person
Name:
Title:

[SIGNATURE PAGE TO A&R SHARED SERVICES AGREEMENT]

MOMENTIVE PERFORMANCE MATERIALS AUSTRALIA PTY LTD

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS SHANGHAI CO LTD

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS (NANTONG) CO LTD

By:	Authorized Person
Name:
Title:

WUXI MOMENTIVE PERFORMANCE MATERIALS CO LTD

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS HONG KONG LTD

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS JAPAN LLC

By:	Authorized Person
Name:
Title:

[SIGNATURE PAGE TO A&R SHARED SERVICES AGREEMENT]

OHTA KAKO LLC

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS KOREA CO LTD

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS PTE LTD

By:	Authorized Person
Name:
Title:

MOMENTIVE SERVICES S. DE R.L. DE C.V.

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS LTD.

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS COMMERCIAL SERVICES GMBH

By:	Authorized Person
Name:
Title:

[SIGNATURE PAGE TO A&R SHARED SERVICES AGREEMENT]

MOMENTIVE PERFORMANCE MATERIALS RUS LLC

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS KIMYA SANAYI VE TICARET LIMITED SIRKETI

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS (PTY) LTD.

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS (SHANGHAI) MANAGEMENT CO., LTD.

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS (SHANGHAI) TRADING CO., LTD.

By:	Authorized Person
Name:
Title:

TA HOLDING PTE LTD

By:	Authorized Person
Name:
Title:

[SIGNATURE PAGE TO A&R SHARED SERVICES AGREEMENT]

NAUTILUS PACIFIC TWO PTE LTD

By:	Authorized Person
Name:
Title:

NAUTILUS PACIFIC FOUR PTE LTD

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS ASIA PACIFIC PTE LTD

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS (THAILAND) LTD

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS BENELUX BVBA

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS FRANCE SARL

By:	Authorized Person
Name:
Title:

[SIGNATURE PAGE TO A&R SHARED SERVICES AGREEMENT]

MOMENTIVE PERFORMANCE MATERIALS GMBH

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS HOLDING GMBH

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS (INDIA) PRIVATE LIMITED

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS ITALY SRL

By:	Authorized Person
Name:
Title:

[SIGNATURE PAGE TO A&R SHARED SERVICES AGREEMENT]

MOMENTIVE PERFORMANCE MATERIALS SPECIALTIES SRL

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS COMMERCIAL SERVICES SRL

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS SILICONES BV

By:	Authorized Person
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS SUISSE SARL

By:	Authorized Person
Name:
Title:

[SIGNATURE PAGE TO A&R SHARED SERVICES AGREEMENT]

EXHIBIT A

SERVICES

Executive/Senior Management

Administrative Support

Treasury

Audit and Tax

Financial Services

Legal Affairs

Property Management

Accounting and Records

Credit and Collections

Accounts Payable

Financial Statements

IT/ERP

Investor and Public Relations

EHS

Engineering

Payroll

Risk Management

Insurance

Human Resources

Procurement of requirements of raw materials, supplies, freight, equipment, electricity, and insurance

Export Services

Contract Manufacturing

A - 1

EXHIBIT B

MASTER CONFIDENTIALITY AND JOINT DEVELOPMENT AGREEMENT

MASTER CONFIDENTIALITY AND JOINT DEVELOPMENT AGREEMENT

This Master Confidentiality and Joint Development Agreement (“Agreement”) is by and between Momentive Specialty Chemicals Inc., with a principal place of business at 180 East Broad Street, Columbus, Ohio 43215 (“MSC”), and Momentive Performance Materials Inc., with a principal place of business at 22 Corporate Woods Boulevard, Albany, NY 12211 (“MPM”). The effective date of this Agreement is October 1, 2010 (“Effective Date”).

RECITALS

WHEREAS, MSC makes and sells epoxy, phenolic and coating products and materials, as well as forest products, and has developed, and continues to develop, proprietary technology and intellectual property relating to such products and materials, the manufacture of such products and materials and the use of such products and materials in a wide variety of end-use applications;

WHEREAS, MPM makes and sells silicones, quartz and ceramics products and materials, and has developed, and continues to develop, proprietary technology and intellectual property relating to such products and materials, the manufacture of such products and materials and the use of such products and materials in a wide variety of end-use applications;

WHEREAS, MSC and MPM are Affiliates, although separate legal entities, and are both commonly indirectly owned by Momentive Performance Materials Holdings LLC;

WHEREAS, MSC and MPM mutually desire to cooperate with each other from time to time in the exchange of confidential information and proprietary technology and/or in the joint development of certain technology and/or products as the Parties mutually deem appropriate throughout the life of this Agreement; and

WHEREAS, in the event that new technology, products, materials and the like, including any resulting intellectual property related thereto, are developed under this Agreement, MSC and MPM desire to set forth their respective rights regarding the ownership and use of such technology, products, materials and associated intellectual property.

NOW, THEREFORE, in consideration of the material covenants and promises set forth herein the receipt and sufficiency of which is hereby agreed and acknowledged, the Parties agree as follows:

1. Definitions.

1.1 “Affiliate” means any entity that directly or indirectly owns, is owned by, or is under the common ownership with a Party, at any time during the term of this Agreement. “Owns”, “owned” or “ownership” means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation’s voting securities, or a comparable equity or other ownership interest in any other type of entity; provided that for the purposes of this Agreement, MPM and its Affiliates shall not constitute Affiliates of MSC or its Affiliates, and vice-versa.

1.2 “Change of Control” means the occurrence of any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of either of MSC or MPM to any entity or group, together with any Affiliates thereof; (b) consummation of a sale of capital stock, merger, consolidation, reorganization or other transaction (or series of related transactions) involving either of MSC or MPM following which the direct or indirect beneficial owners of the applicable Party (or any of them) as of the date hereof do not hold, collectively, capital stock or other securities of the surviving corporation (i) with voting power to elect a majority of the surviving entity’s board of directors or equivalent, or (ii) representing a beneficial interest in the surviving entity equal to at least a majority thereof or (c) any other transaction the result of which is that MPM shall no longer constitute an Affiliate of MSC. For purposes of this definition, no effect shall be given to the proviso to the definition of “Affiliate” set forth in Section 1.1.

1.3 “Confidential Information” means any technical or commercial information or data, trade secrets, know-how, etc., of either Party or their respective Affiliates whether or not marked or stamped as confidential, including without limitation, Technology, Invention(s), Intellectual Property Rights, Independent Technology and any samples of products, materials or formulations including, without limitation, the chemical identity and any properties or specifications related to the foregoing. Any Development Program Technology, MPM Work Product, MSC Work Product, Hybrid Work Product, Prior End-Use Work Product and/or Shared Development Program Technology shall be Confidential Information of the Party that owns the subject matter under the terms set forth in this Agreement.

1.4 “Development Program” means research and development programs that are mutually agreed upon from time to time by the Parties in accordance with the terms of this Agreement and described in a Development Program Form attached as Exhibit A to this Agreement.

1.5 “Development Program Form” means the form described in Section 3.

1.6 “Development Program Technology” means Technology that is not Independent Technology and that is conceived by at least one representative of a Party or a Party’s Affiliates, either solely or jointly, after the Effective Date and before any expiration and/or termination of this Agreement and directly attributed to work performed under any Development Program under this Agreement.

1.7 “Effective Date” means the date first written above.

1.8 “Hybrid Product” shall have the meaning set forth in Section 7.2 (c).

1.9 “Hybrid Work Product” shall have the meaning set forth in Section 7.2 (c).

1.10 “Independent Technology” means Technology and associated Intellectual Property Rights owned solely by a Party, which is conceived prior to the Effective Date and/or at any time outside of the course of a Development Program, provided, where such conception occurred after the Effective Date, the owning Party made no use of or reliance upon the other Party’s Technology for such conception or any subsequent reduction to practice.

1.11 “Intellectual Property Rights” means all worldwide utility and design patents, patent applications, and rights associated therewith, including any divisionals, continuations, continuations in part, reissues and reexaminations thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction, as well as all know-how, trade secrets, proprietary information, technical data and the like.

1.12 “Invention” means any invention, improvement, know-how, development, or discovery whether patentable or not.

1.13 “MPM Materials” means: (i) chemical substances whether molecular or formulated and whether polymeric, monomeric or elemental which are based on the element silicon; (ii) sealants and adhesives, and adhesion promoters; (iii) catalytic materials including, without limitation, those based on the elements or species tin, amines, nickel, platinum, titanium and palladium; (iv) urethane additives and formulations containing the same; (v) additives for personal care products and resulting formulations; (vi) coatings; (vii) cross-linking agents and coupling agents; (viii) hardcoat formulations; (viii) ceramic powders for industrial use in the manufacture of a wide variety of goods; (ix) thermal management products for use in heat transfer applications; (x) ceramic parts and coated articles, electric resistance heating elements, and related components for use in various industrial processes; (xi) fabricated articles made from fused silica, fused quartz or glass for use in the semiconductor, electronics, metallurgical, thin film and other industries; (xii) ceramic heaters and heater assemblies; (xii) metal carbide coatings; and (xiii) synthetic silicone dioxide and modifications thereof.

1.14 “MPM Work Product” shall have the meaning set forth in Section 7.2 (a).

1.15 “MSC Materials” means (i) epoxy resins curing agents and modifiers for use across a wide range of applications including coatings, laminates, composites and adhesives; (ii) adhesives for use in engineered wood products; (iii) formaldehyde and derivatives including hexamine, methaform and urea concentrates; (iv) mortar chemicals including liquid latexes, redispersible latex powders and other additives; (v) moulding compounds including epoxies, phenolics, melamine-phenolics and unsaturated polyesters; (vi) resin coated proppants; (vii) phenolic and amino resins including phenolic novolac, resole, powder resin solutions and water-based solutions; (viii) tackifier resins and pine chemicals for use in hot melt adhesives, road marking applications and pressure-sensitive and non-pressure-sensitive adhesives; (ix) textile and non-woven resins; (x) UV curable resins for fiber optic applications; (xi) VERSATIC acid and derivatives; (xii) wax products and additives for use in coatings, composites and gypsum panels; and (xiii) wood composite binders for use in plywood and laminated veneer lumber, particleboard, MDF and oriented strand board.

1.16 “MSC Work Product” shall have the meaning set forth in Section 7.2 (b).

1.17 “Party” or “Parties” means, subject to Section 2, either MSC or MPM individually, or both MSC and MPM, as the text would warrant.

1.18 “Person” means any individual, corporation, partnership, association, trust, governmental authority or other entity or organization.

1.20 “Previously Commercialized Party” shall have the meaning set forth in Section 1.21.

1.21 “Prior End-Use Work Product” means (i) Hybrid Product or (ii) the use of any products, materials, formulations and the like that are made from or include any Hybrid Product, in each case that can be used in an end-use application that has been commercially exploited by one Party and/or a Party’s Affiliate (but not both of the Parties including their respective Affiliates) prior to the Effective Date. The Party (including their respective Affiliates) who has previously commercialized such end-use application will be referred to as “Previously Commercialized Party”.

1.22 “Purpose” shall have the meaning set forth in Section 2.

1.23 “Royalty Obligations” means payment obligations, whether as up-front payments, royalties, license maintenance fees, milestone payments or any other consideration, for any royalty-bearing license granted in this Agreement that has been reasonably negotiated by the Parties through arm’s-length good faith negotiation and agreement through the Steering Committee as provided in Section 7.4. In a scenario where the Parties have agreed to jointly pursue a commercial opportunity and the licensor Party has decided, in its sole discretion, that its participation in the joint opportunity will provide it with sufficient value, the licensor Party may decide, in its sole discretion, that a reasonable royalty is one dollar or other nominal amount. The Royalty Obligations may be agreed upon as part of a Development Program Form, an amendment to this Agreement or any other writing executed between the Parties.

1.24 “Shared Development Program Technology” means Development Program Technology that (i) did not evolve into MPM Work Product or MSC Work Product, (ii) is not Prior End-Use Work Product or (iii) does not meet the criteria set forth in Section 7.2(c)(i) through (v).

1.25 “Steering Committee” means the committee described in Section 6.2.

1.26 “Technology” means all tangible or intangible know-how, knowledge, concepts, procedures, schematics, trade secrets, technical information and data, ideas, processes, inventions, technology, discoveries, improvements, methods, compositions, formulae, techniques, test results, devices, designs, and/or manufacturing specifications and procedures, strategic business information, financial information, and any information regarding sources and prices for raw materials, subassemblies, parts and manufacturing services.

2. Agreement Subject Matter. It is expected that the Parties will be exchanging Confidential Information with each other: (i) during their mutual evaluation of potential opportunities to collaborate with each other in the commercial exploitation of their respective products and technologies, (ii) during any cooperative research and development of newly developed products and technologies, and (iii) during the commercial phase of any cooperative exploitation of a Party’s products and/or technologies. In addition, it is expected that the Parties will also exchange Confidential Information during the planning for and delivery of services pursuant to that certain Shared Services Agreement, effective October 1, 2010, subscribed to by, among other parties, MPM and Hexion Specialty Chemicals Inc. (predecessor company to MSC). Accordingly, this Agreement sets forth the terms and conditions for the disclosure, receipt and use of the other Party’s Confidential Information and also sets forth the terms and conditions for any cooperative development activities that the Parties may mutually decide to pursue. All of the activities and exchanges of Confidential Information described in this Section 2 shall be referred to as the “Purpose.” For the purpose of clarity, each Party will be engaging in activities to achieve the Purpose either by itself or with the assistance of, or through, one or more of its Affiliates. Therefore, the term “Party” (or “Parties”) or MPM or MSC in this Agreement shall mean the applicable Party and its respective Affiliates, as the context requires. As an exception, the foregoing shall not apply to Section 7.2 since it is intended that only MPM or MSC shall become owners of the subject matter, materials and/or products contemplated therein.

3. Development Program. During the life of this Agreement, it is anticipated that the Parties will meet from time to time to explore opportunities to collaborate with each other under a Development Program to develop new products and/or technology that could potentially benefit the Parties. If, as a result of these meetings, the Parties mutually agree to pursue a Development Program, the Parties will work in cooperation, through the Steering Committee or as otherwise agreed by the Parties, to define goals and objectives of such Program and, thereafter, the scope of work, milestones and timelines of the Development Program. The Parties shall also define the roles and responsibilities of each Party, and nominate program leaders from each of their respective organizations, as further described in Section 6, who will work with each other to oversee and manage the establishment and implementation of the Development Program and jointly develop protocols for the exchange of experimental plans, technical program data and reporting periodic progress reviews. All of the foregoing activities, etc. will be described in a separate written Development Program Form, substantially in the form attached hereto as Exhibit A (Development Program Form). Each Development Program Form shall be signed by a duly authorized representative of each Party and maintained by the Parties in a separate database and/or in the file where this Agreement is maintained. Each Party agrees to regularly share data and information generated as a result of each Development Program undertaken hereunder, and to promptly notify the other Party of any new Development Program Technology, including without limit, any Invention conceived or reduced to practice in the course of a Development Program. For the purpose of clarity, in the event that any joint development activity or initiative is carried out by the Parties and, in so doing, the Parties fail to complete and execute a Development Program Form, such activity will nevertheless be subject to all of the terms and conditions of this Agreement and such failure will not relieve a Party or the Parties from complying with this Agreement.

4. Information Sharing.

4.1 In order to coordinate and direct their respective research and development activities under any Development Program, the Parties, through their respective program leaders, will meet on a monthly basis, or as otherwise deemed necessary by the Parties. During these monthly meetings, the Parties will review the activities undertaken in connection with any ongoing Development Programs, report on the progress towards achieving any established goals and objectives and/or any perceived challenges or impediments to achieving such objectives, discuss the status of the scope of work and any associated milestones and timelines and make adjustments to the scope of work, milestones and/or timelines as deemed necessary or beneficial. It is expected that these monthly meetings will take place by telephone unless the Parties mutually agree otherwise.

4.2 The Parties shall jointly prepare a written report every three (3) months during the life of any Development Program that outlines all research and development activities that have transpired, the current status of such activities, any relevant conclusions, future activities under contemplation, and any proposed changes to the R & D scope, milestones and/or timelines. The report shall also include a clear explanation and documentation of any inventions, discoveries, improvements, etc. that have been made, as well as any conception records generated in the manner set forth in Section 7.9 (d).

5. Financial Terms. Unless otherwise decided by the Steering Committee and subsequently memorialized in a writing signed by the Parties’ respective duly authorized representatives, the Parties shall bear their respective costs relating to performance under this Agreement without any financial obligation to the other and neither Party shall be entitled to any reimbursement from the other Party for costs it incurs in support of any Development Program.

6. Management of Joint Development Activities/Steering Committee.

6.1 Both MPM and MSC would each appoint one (1) individual from their respective organizations to act as a Program Leader for each Development Program that is pursued under this Agreement. The Program Leaders so appointed would be responsible for: (i) establishing an R & D team (composed of personnel having the requisite level of experience to properly and efficiently implement the Development Program); (ii) developing an R & D plan pursuant to the general guidelines set forth in Sections 2 and 3; (iii) overseeing the day-to-day management and implementation of the Development Program on behalf of MPM and MSC; and (iv) coordinating the exchange of routine Development Program-related communications between MPM and MSC. The Program Leaders would be further responsible for establishing a patent development strategy including, among other things, patent procurement targets, to protect all Development Program Technology. In addition, the Program Leaders will prepare an outline detailing proposed ownership of patents and patent applications, consistent with the ownership provisions of Section 7.2, that are likely to evolve from the Development Program on or before six (6) months from the date of commencement of the Development Program in question. This outline will, in turn, be reviewed by the Steering Committee and adopted or modified, as the Steering Committee deems appropriate. As a Development Program approaches its latter stages and the Parties have established an understanding of the potential value associated with the Development Program Technology and other work product resulting from a Development Program, the Program Leaders will prepare a proposed business model or value-sharing proposition for consideration by the Steering Committee. In the event that the Parties decide, by mutual agreement or Steering Committee determination, that a particular Development Program would be executed and managed more efficiently by one of the Program Leaders due to his or her prior experience in the targeted subject matter area, the Parties, or the Steering Committee, may nominate one of the Program Leaders to serve as the managing Program Leader for that particular Development Program.

6.2 Both MPM and MSC would each appoint three (3) individuals from their respective organizations to form a Steering Committee; one (1) individual should be a senior-level representative selected from the marketing/commercial group, one (1) individual should be a senior-level representative selected from the technology group and the third individual can be selected as a Party deems appropriate. In general, the functions of the Steering Committee would be to provide strategic direction to the Program Leaders and make informed decisions regarding the direction, management and implementation of the Development Program(s). Each Party, in its sole discretion, would be permitted to change its own Steering Committee members by providing written notice to the other Party, along with an explanation of why the change is being made.

6.3 The Steering Committee would meet in person at least two (2) times per year or as otherwise deemed necessary. The location of meetings would alternate between MPM and

MSC host facilities. Alternatively, the Steering Committee, at its discretion, could conduct these meeting via telephone. Steering Committee decisions would become effective with a unanimous vote. Each member of the Steering Committee would have one (1) vote.

6.4 In addition to addressing the matters set forth in Sections 3, 5, 6.1, 6.2 and 7.2 (c), or by way of further clarifying such matters, the Steering Committee would consider and reach decisions on the following matters:

(a) Whether to accept, reject or modify R & D plans or Development Programs proposed by the Program Leaders;

(b) Whether to continue or modify ongoing Development Programs;

(c) Approve or reject key milestone events for Development Programs, as established by the Program Leaders, including anticipated deliverables and dates of completion and revise and/or add secondary milestones as necessary;

(d) Whether to procure resources that are needed from time to time in the execution of any Development Program;

(e) Discuss and decide upon commercialization options and strategies for exploiting any technologies, products, systems, materials and the like that result from work performed under a Development Program and provide specific guidance and direction to MPM and MSC for executing any established commercialization strategies; and

(f) Make reasonable determination of Royalty Obligations as contemplated under this Agreement.;

7. Intellectual Property Ownership, Commercial Principles and Licenses.

7.1 Independent Technology. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain for all purposes hereunder the sole and exclusive owner of all right, title and interest in and to its Independent Technology and all associated Intellectual Property Rights. Each Party acknowledges that it acquires no rights under this Agreement to the other Party’s Independent Technology or associated Intellectual Property Rights other than the limited licenses expressly granted in this Agreement.

7.2 Ownership of Development Program Technology and Related Intellectual Property Rights. Unless otherwise agreed in writing, and subject to Section 7.1, ownership of Development Program Technology and all Intellectual Property Rights derived therefrom shall be as follows:

(a) MPM. As between the Parties, MPM shall own all Development Program Technology relating to (i) MPM Materials, (ii) all know-how and processes relating to the manufacture of MPM Materials, (iii) all analytical and/or quality control techniques used in the evaluation of MPM Materials, (iv) all uses of any MPM Materials (without use of any MSC Material) in any and all end-use applications, and (v) any and all products, materials, formulations and the like that are made from or include an MPM Material (without the use or inclusion of any MSC Material). MPM shall also own all Intellectual Property Rights derived from any of the foregoing in (i) through (v), developed pursuant to this Agreement as Development Program Technology, regardless of inventorship. All of the foregoing in (i) through (v) shall be referred to as “MPM Work Product.” MSC hereby assigns to MPM the entire right, title and interest in and to the MPM Work Product, including without limit, any Inventions and Intellectual Property Rights derived from the Development Program Technology associated with or applicable to such MPM Work Product.

(b) MSC. As between the Parties, MSC shall own all Development Program Technology relating to (1) MSC Materials, (ii) all know-how and processes relating to the manufacture of MSC Materials, (iii) all analytical and/or quality control techniques used in the evaluation of MSC Materials, (iv) all uses of any MSC Materials (without the use or inclusion of any MPM Material) in any and all end-use applications, and (v) any and all products, materials, formulations and the like that are made from or include an MSC Material (does not include an MPM Material). MSC shall also own all Intellectual Property Rights derived from any of the foregoing in (i) through (v), developed pursuant to this Agreement as Development Program Technology, regardless of inventorship. All of the foregoing in (i) through (v) shall be referred to as “MSC Work Product.” MPM hereby assigns to MSC the entire right, title and interest in and to the MSC Work Product, including without limit, any Inventions and Intellectual Property Rights derived from the Development Program Technology associated with or applicable to such MPM Work Product.

(c) Ownership Requiring A Steering Committee Decision. Subject to Section 7.2(e), the Steering Committee shall decide, on a case-by-case basis, which Party owns, as between the Parties, Development Program Technology relating to: (i) any product, material, composition of matter, system or the like that includes an MPM Material and an MSC Material (“Hybrid Product”), (ii) all know-how, processes, etc., relating to the manufacture of any Hybrid Product, (iii) all analytical and/or quality control techniques used in the evaluation of any Hybrid Product, (iv) any and all end-use applications of any Hybrid Product, provided that such end-use applications have never been commercially exploited by either of the Parties, or have been commercially exploited by both of the Parties, prior to the Effective Date, (v) any and all end-use applications of products, materials, formulations and the like that are made from or include any Hybrid Product, provided that such end-use applications have never been commercially exploited by either of the Parties, or have been commercially exploited by both of the Parties, prior to the Effective Date and (vi) Shared Development Program Technology. All of the

foregoing in (i) through (vi) shall be referred to as “Hybrid Work Product.” An owner of any Hybrid Work Product as decided by the Steering Committee shall also own all of the Intellectual Property Rights in the Development Program Technology derived from that Hybrid Work Product and the non-owning Party hereby assigns to the owning Party the entire right, title and interest in and to that Hybrid Work Product, including without limit, any Inventions and Intellectual Property Rights derived from the Development Program Technology associated with or applicable to such Hybrid Work Product.

(d) Joint Ownership As Default Decision. In the event that the Steering Committee is unable to reach a decision regarding the ownership of Development Program Technology and related Intellectual Property Rights resulting from Hybrid Work Product as contemplated in Section 7.2 (c) at the Steering Committee meeting that the particular ownership issue is presented for consideration, or within thirty (30) days thereafter should the Steering Committee decide that it needs more time to reach a definitive decision, then the Parties shall jointly own that Hybrid Work Product and such related Intellectual Property Rights until a definitive decision is reached, provided that, during any period of joint ownership, neither Party will (i) exercise such joint ownership in a way that is inconsistent with the intent and the terms and conditions of this Agreement, (ii) assign or transfer title to any such work product or Intellectual Property Rights without the other Party’s express prior written consent, or (iii) license or otherwise provide such Hybrid Work Product or Intellectual Property Rights to any third party, including without limitation any competitor of the other Party or any infringer or potential infringer which the other Party is pursuing or plans to pursue. In the event that a definitive decision is reached with respect to the ownership of the subject Hybrid Work Product and related Intellectual Property Rights derived from Development Program Technology, the owning party will own such Hybrid Work Product and such related Intellectual Property Rights under the terms and conditions of this Agreement. In the event that a definitive decision assigning ownership of any Hybrid Work Product and related Intellectual Property Rights derived from Development Program Technology to one of the Parties is never reached, then the Parties will continue to jointly own such Hybrid Work Product and related Intellectual Property Rights derived from Development Program Technology subject to the terms of this Section 7.2 (d).

(e) Other Ownership Provisions. As between the Parties, the Previously Commercialized Party shall own all Development Program Technology relating to the Prior End-Use Work Product in the end-use application that it has commercialized prior to the Effective Date. An owner of Prior End-Use Work Product shall also own all of the Intellectual Property Rights in the Development Program Technology derived from that Prior End-Use Work Product and the non-owning Party hereby assigns to the owning Party the entire right, title and interest in and to that Prior End-Use Work Product, including without limit, any Inventions and Intellectual Property Rights in the Development Program Technology associated with or applicable to such Prior End-Use Work Product.

7.3 Research Licenses.

(a) Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party and its Affiliates, on behalf of itself and its Affiliates, a non-exclusive, royalty-free, worldwide, revocable, limited license to use, during the term of this Agreement, the Independent Technology of the owner Party, solely to permit the other Party’s (by itself and/or through its Affiliates’) performance of research and development activities in connection with the execution and implementation of any Development Program under this Agreement and/or to pursue by itself, with no third Person (not including Affiliates) involvement, independent, internal research and development initiatives outside the scope of this Agreement. In the event that a Party’s and/or its Affiliates’ (“Licensor Party”) Independent Technology is used under the license granted in this Section 7.3 (a) by the other Party and/or its Affiliates (“Licensee Party”) to pursue independent research and development initiatives outside the scope of this Agreement and such initiatives result in the creation or development of any Invention and/or Technology, the Licensee Party hereby grants and agrees to grant to the Licensor Party, a non-exclusive, royalty-free, worldwide license under such Invention and/or Technology, as well as any Intellectual Property Rights derived from such Invention and/or Technology.

(b) Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party and its Affiliates, on behalf of itself and its Affiliates, a non-exclusive, royalty-free, worldwide, revocable, limited license to use, during the term of this Agreement, the Intellectual Property Rights derived from the Development Program Technology directly related to the MPM Work Product, MSC Work Product, Hybrid Work Product and Prior End-Use Work Product (as the case may be) of the owner Party, solely to permit the other Party’s performance (by itself and/or through its Affiliates) of research and development activities in connection with the execution and implementation of any Development Program under this Agreement and/or to pursue by itself, with no third Person (not including Affiliates) involvement, independent, internal research and development initiatives outside the scope of this Agreement. In the event that a Party’s and/or its Affiliates’ (“Licensor Party”) Independent Technology is used under the license granted in this Section 7.3 (b) by the other Party and/or its Affiliate (“Licensee Party”) to pursue independent research and development initiatives outside the scope of this Agreement and such initiatives result in the creation or development of any Invention and/or Technology, the Licensee Party hereby grants and agrees to grant to the Licensor Party, a non-exclusive, royalty-free, worldwide license under such Invention and/or Technology, as well as any Intellectual Property Rights derived from such Invention and/or Technology

7.4 Commercial Principles.

Each Party agrees to use commercially reasonable efforts to develop, implement and follow collaborative strategies for the commercialization of any MSC Material, MPM Material and/or Hybrid Product. The purpose of the foregoing obligation is to provide each Party with an equitable and balanced opportunity to derive value and monetary return from opportunities that might result from any work or collaboration done under this Agreement. One component of any evaluation of a collaborative commercial strategy will include an analysis of the value proposition associated with the joint pursuit of a commercial opportunity by the Parties. One such consideration is the Royalty Obligations that would be associated with the commercial licenses granted under Sections 7.5 through 7.8, which will be negotiated and agreed to by the respective representatives of the Parties through the Steering Committe in arm’s-length good faith negotiations. Each Party acknowledges and agrees that the agreement on the Royalty Obligations is a condition precedent to the effectiveness of the commercial licenses granted under Sections 7.5 through 7.8 and the licensee Party will pay the Royalty Obligations during the term of such licenses. It is expected that the Steering Committee members will play a primary role in fulfilling the obligations under this Section 7.4 on behalf of their respective organizations. If, after using commercially reasonable efforts to satisfy these obligations, the Parties decide that it is not commercially feasible or desirable to pursue a commercial opportunity jointly, each Party shall be permitted to separately pursue the opportunity. For the purpose of clarity, the Parties do not intend for anything contained in this Section 7.4 to create any partnership, agency, joint venture or the like between the Parties. Indeed, the Parties intend, at all times, to maintain their separate legal identities as they work together under this Agreement.

7.5 MPM Licenses To MSC.

(a) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MSC, MPM agrees to grant and does hereby grant to MSC and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, MPM Work Product to make, have made, use, sell, offer to sell and import MSC Materials and/or Hybrid Products, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.5 (a) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.5. This license does not grant MSC any sublicense rights and does not include any license to MPM’s Intellectual Property Rights that relate to MPM’s Independent Technology. MPM agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.5 (a) based on a use of MSC’s Materials and/or Hybrid Products by a customer who purchases MSC Materials and/or Hybrid Products from MSC.

(b) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MSC, MPM agrees to grant and does hereby grant to MSC and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, Prior End-Use Work Product to use a Hybrid Product, and/or any products, materials, formulations and the like that are made from or include any Hybrid Product, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.5 (b) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license also includes a right for MSC to sublicense the licensed right of use to its customers.

(c) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MSC, MPM agrees to grant and does hereby grant to MSC and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Independent Technology to make, have made, use, sell, offer to sell and import MSC Materials and/or Hybrid Products, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.5 (c) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. MPM agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.5 (c) based on a use of MSC’s Materials and/or Hybrid Products by a customer who purchases MSC Materials and/or Hybrid Products from MSC.

7.6 MSC Licenses To MPM.

(a) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MPM, MSC agrees to grant and does hereby grant to MPM and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, MSC Work Product to make, have made, use, sell, offer to sell and import MPM Materials and/or Hybrid Products, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.6 (a) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license does not grant MPM any sublicense rights and does not include any license to MSC’s Intellectual Property Rights that relate to MSC’s Independent Technology. MSC agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.5 (a) based on a use of MPM’s Materials and/or Hybrid Products by a customer who purchases MPM Materials and/or Hybrid Products from MPM.

(b) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MPM, MSC agrees to grant and does hereby grant to MPM and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, Prior End-Use Work Product to use a Hybrid Product, and/or any products, materials, formulations and the like that are made from or include any Hybrid Product, provided that this license shall not become effective and MPM shall not actually have any licensed rights under this Section 7.6 (b) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license also includes a right for MPM to sublicense the licensed right of use to its customers.

(c) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MPM, MSC agrees to grant and does hereby grant to MPM and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Independent Technology to make, have made, use, sell, offer to sell and import MPM Materials and/or Hybrid Products, provided that this license shall not become effective and MPM shall not actually have any licensed rights under this Section 7.5 (c) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. MSC agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.6 (c) based on a use of MPM’s Materials and/or Hybrid Products by a customer who purchases MPM Materials and/or Hybrid Products from MPM.

7.7 Cross Licenses

(a) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by the licensee Party under this Section, each Party agrees to grant and does hereby grant to the other Party and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, Hybrid Work Product that it owns under this Agreement to make, have made, use, sell, offer to sell and import Hybrid Products, provided that this license shall not become effective and neither licensee Party shall actually have any licensed rights under this Section 7.7(a) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license does not grant either Party any sublicense rights and does not include any license to either Party’s Intellectual Property Rights that relate to a granting Party’s Independent Technology. Each Party agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.7 (a) based on a use of Hybrid products by a customer who purchases Hybrid Products from the licensee Party.

7.8 Other Additional License. While the Parties have endeavored to include all licensing arrangements in this Agreement that are deemed necessary or desirable to allow each Party to conduct the activities contemplated in this Agreement or as a result of this Agreement, the Parties recognize that there may be a need to subsequently establish other licensing arrangements between the Parties. In the event that a Party decides that it is necessary or desirable to enter into one or more licensing arrangements not included in this Agreement, each Party agrees to enter into good faith negotiations with each other for such licenses. Any additional licenses shall only become effective by way of a written amendment to this Agreement signed by a duly authorized representative of each Party.

7.9 Patent Procurement Procedures.

(a) An owner of the MPM Work Product, MSC Work Product, Hybrid Work Product and Prior End-Use Work Product, as set forth above, shall have the right, in its own discretion, to file patent applications in the United States and in any country of the world outside the United States in its own name. Each Party, at the request of the other Party, shall exercise reasonable efforts to support the filing of patent applications by the other Party in their respective technical fields of ownership. Such efforts shall include support by inventors and execution of all legal documents (applications, assignments and declarations). All costs of preparing, filing and prosecuting patent applications owned by a Party, and of maintaining such Patents, shall be borne by said Party. In the event a Party decides against filing a patent application directed to any Development Program Technology that it owns under this Agreement and, additionally, the owning Party does not wish to maintain such Development Program Technology as a trade secret, the other non-owning Party shall have the right to take ownership of such Development Program Technology for no additional consideration, and agrees that it shall bear all costs associated with the procurement and maintenance of any patents. Analogously, if the owner of a patent directed to Development Program Technology resulting from this Agreement is no longer interested in maintaining such patent, the owner will provide the other Party with reasonable advanced notice of its intent to allow the patent to lapse to give the other Party the opportunity to pay the maintenance fees and assume ownership of the patent in question for no additional consideration. Also, if a Party decides against filing a patent application directed to Development Program Technology in a particular country or countries that are of interest to the other Party, the owning Party will allow the other Party to effectuate the filings in those other countries, at the other Party’s expense, and the other Party will assume ownership of that patent application and any patent(s) issuing therefrom without the need to pay any additional consideration. In the event that a transfer by one Party to the other Party occurs under this Section 7.9 (a), the transferor shall retain a royalty-free, worldwide, nonexclusive, irrevocable license under the transferred Development Program Technology and/or Intellectual Property Rights in question.

(b) In those instances where each Party will be filing a patent application that will disclose and/or claim subject matter that is related or similar to the subject matter presented in the other Party’s patent application, the Parties agree to file their respective priority patent applications on the same day. In order to facilitate and execute this requirement, the Parties’ patent counsel will coordinate and implement the appropriate actions.

(c) The Parties agree that when filing patent applications directed to their respective areas of technical subject matter, they will not claim subject matter owned by the other Party, without receiving the other Party’s written consent.

(d) A separate record of conception shall be prepared for each invention relating to Technology conceived under any Development Program. Each conception record shall include a proper description of the conceived invention. The conception record shall also include a description of an operative method of making the invention (where appropriate), as well as a description of the utility of the invention. The conception record, including the foregoing descriptions, shall be read by one having a level of skill in the art in the technical field in question required to understand the substance of such record (“Corroborating Witness”). Finally, the conception record shall be signed and dated by the person(s) who conceived the invention and by the Corroborating Witness. Subject to Section 8 (where appropriate), a copy of each conception record generated under this Agreement shall be provided to the other Party for review, along with the written reports contemplated in Section 4.2.

(e) The Parties agree and acknowledge that this Agreement is and shall be treated as a “joint research agreement” within the meaning of Title 35 U.S.C. §103(c). The Parties agree to permit one another the right to disclose to the United States Patent and Trademark Office (“USPTO”) and other foreign patent prosecution offices, where appropriate or necessary, the existence and identifying information of patent applications that are filed by the other Party; and the existence of this Agreement.

(f) While either Party may rely upon Title 35 U.S.C. §103(c) to overcome a prior art issue or to overcome a rejection imposed by the USPTO, so that the Party disqualifies the other Party’s patent or patent application as prior art, the Parties agree to use reasonable efforts to traverse a rejection by the USPTO without resorting to Title 35 U.S.C. §103(c). Should a Party ultimately elect, at its sole option and discretion, to rely upon Title 35 U.S.C. §103(c), the Parties shall cooperate in obtaining and filing any and all required papers, documents, approvals, consents and/or authorizations and including amending patent applications to identify the Parties as necessary to take advantage of Title 35 U.S.C. §103(c).

(g) The Parties agree that, if a double patenting issue arises in either a reexamination proceeding, an issued patent, or in a patent application that has been filed under this Agreement, the Parties shall use reasonable efforts to address the issue without filing a terminal disclaimer. However, if a Party ultimately determines, at its sole option and discretion, that the best course of action for that Party is to file a terminal disclaimer, the Parties agree to sign, and otherwise cooperate in the execution and filing, of a terminal disclaimer that complies with 37 C.F.R. §1.321, and any other similar USPTO rule or regulation then in effect. The Parties recognize that filing such a terminal disclaimer prohibits the Parties from separately enforcing the U.S. patents that issue from the involved applications or the involved patents (hereinafter collectively “Involved U.S. Patents”). Should issues of enforcement arise with respect to the Involved U.S. Patents, the Parties agree to discuss, in good faith, terms and conditions for jointly enforcing such Involved U.S. Patents.

7.10 Further Acts and Assistance. The Parties agree to perform, during and after the term of this Agreement, all customary acts that are reasonably necessary or desirable to permit and assist the other in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title in the Intellectual Property assigned to the other Party under this Agreement. In the event that it becomes necessary to compensate any employee of MSC or MPM who invented any Invention or Intellectual Property Rights, both MPM and MSC shall be obligated to compensate its own employees and shall have no obligation to compensate any of the other Party’s employees.

8. Confidential Information.

8.1 Each Party will maintain in strict confidence all Confidential Information received from the other Party. Each Party agrees that it will not use, disclose to any third Person or grant use of such Confidential Information except to the extent required to achieve the Purpose or as otherwise authorized in advance by the other Party in writing. Each Party agrees to use at least the same standard of care as it uses to protect its own confidential information of a similar nature to ensure that its employees do not disclose or make any unauthorized use of such Confidential Information, but in no case less than a reasonable standard of care. Each Party will disclose the other Party’s Confidential Information only to those of such Party’s employees, and subject to the other Party’s prior written approval, consultants and contractors who need to know such information to assist the Party in achieving the Purpose. Each Party certifies that each such employee, consultant and contractor will have agreed in writing, either as a condition to employment or in order to obtain the other Party’s Confidential Information, to be bound by confidentiality terms and conditions substantially similar to those terms and conditions applicable to each Party under this Agreement. Each Party guarantees that any of its employees, consultants, contractors, etc. that receive the other Party’s Confidential Information hereunder will abide by the confidentiality and limited use obligations undertaken by a receiving Party under this Agreement. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of such Party’s Confidential Information.

8.2 The Parties agree that the existence of this Agreement and its terms will also be considered Confidential Information and agree not to disclose the terms of this Agreement to a third Person without the prior written consent of the other Party, except (i) as required to enforce the terms of this Agreement, (ii) to financial institutions, accountants, advisors and counsel or (iii) as required by statute, regulation or the order of a court of competent jurisdiction. A disclosure of any Confidential Information (i) in response to a valid order by a court or other governmental body or (ii) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that the Party making such disclosure will provide prompt prior written notice thereof to the owner Party to enable the owner Party to seek a protective order or otherwise prevent such disclosure.

8.3 The foregoing obligations of confidentiality in this Section 8 will not apply to the extent that it can be established by the receiving Party by competent proof that such Confidential Information: (i) was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving Party; (ii) became generally available to the public or otherwise part of the public domain after the owner Party disclosed such information to the receiving Party, other than through any act or omission of the receiving Party in breach of this Section 8, or (iii) was independently created or developed by such Party without reference to the Confidential Information of the other Party.

8.4 A Party that receives product or material samples from the other Party shall not reverse engineer or analyze samples for chemical or structural composition without the prior written consent of the disclosing Party. The results of all analyses of samples will be regarded as Confidential Information of the disclosing Party and will be treated by the receiving Party with the same strict confidentiality and restrictions on limited-use and disclosure as the other Confidential Information referred to above. The receiving Party will provide the disclosing Party with a written summary of these analyses.

8.5 Publicity. Except as otherwise expressed in this Agreement, neither Party shall, without the prior written consent of the other, make any news release, public announcement, or other disclosure to any third Person or any public denial or public confirmation of the existence of this Agreement, any disclosure of the Parties’ working together or any other fact concerning, arising out of or in connection with this Agreement, the terms or provisions hereof or any subsequent arrangement(s) between the Parties concerning any activities hereunder. Each Party additionally agrees that the name of the other Party, and their respective employees’ names, will not be used for purposes of advertising or publicity without the other Party’s prior written consent.

8.6 Publications. Each Party additionally agrees that in order to safeguard patent rights, each Party, upon the request of the other, will delay any public disclosure of any Invention generated in the course of a Development Program under this Agreement for a time period of up to three (3) months from the date of disclosure to the other Party in order to permit the filing of patent application(s). Each Party agrees to disclose the filing of any patent application arising from this Agreement to the other, permit the other Party’s review thereof, and to cooperate in the filing of any such patent applications desired by the disclosing Party as set forth in Section 7.9 hereof. Should any such patent application of one Party contain any Confidential Information of the other Party, then the Parties will resolve prior to filing whether such information is to be deleted from such application before its filing.

9. Warranties and Liability.

9.1 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHTS, TECHNOLOGY, DEVELOPMENT PROGRAM WORK PRODUCT, INDEPENDENT TECHNOLOGY, MATERIALS, PRODUCTS AND THE LIKE, OR ANY PORTION OF COMPONENT THEREOF.

9.2 IN NO EVENT SHALL A PARTY BE LIABLE FOR OR OBLIGATED IN ANY MANNER TO PAY ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES TO THE OTHER PARTY OR TO ANY OF ITS AGENTS, EMPLOYEES, CONTRACTORS, REPRESENTATIVES OR AFFILIATES FOR BREACH OF ANY PROVISIONS OF THIS AGREEMENT.

10. Term and Termination.

10.1 Term. Unless earlier terminated pursuant to Section 10.2 or 10.3, this Agreement begins on the Effective Date and shall continue for a period of twenty (20) years, which term may be extended by the Parties upon mutual written agreement.

10.2 Termination for Cause. If either Party materially breaches this Agreement, the non-breaching may terminate this Agreement or, if applicable, a particular Development Program, by written notice; provided, however, that the written notice clearly describes the nature of the alleged breach, the events and circumstances that gave rise to the alleged breach and a clear explanation of whether this Agreement, a particular Development Program or both are being terminated. No termination under this Section 10.2 will be effective until the non-breaching Party provides written notice of such breach to the other Party and such Party fails to cure such breach within thirty (30) days of such notice. Any termination shall become effective at the expiration of such thirty (30) day notice period. Notice of termination for cause will be in writing and sent by certified mail, postage prepaid, return receipt requested. If a particular Development Program is terminated without the termination of the entire Agreement, this Agreement will be terminated only with respect to such Development Program and will remain in effect with respect to the then outstanding Development Programs in accordance with their terms and or any other Development Programs the Parties decide to pursue under this Agreement.

10.3 Termination for Change of Control. If a Party undergoes a Change of Control, unless such event has been consented to in writing by the other Party under Section 12.2, the other Party may terminate this Agreement immediately upon written notice.

10.4 Effect of Termination.

(a) Upon any termination or expiration of this Agreement, all rights and obligations granted to either Party under this Agreement will immediately terminate, except as provided in Section 10.5 and that Sections 8 and 9 will survive in accordance with their terms. Upon any termination or expiration of this Agreement, each Party will cease all use of and return the other Party’s property and Confidential Information, except for one archival copy or to the extent such property or Confidential Information is needed to be retained for a Party to exercise any surviving rights provided under Section 10.5.

(b) There may be one or more Development Programs pending at the time when notice of termination of this Agreement is first given. As of the date of receipt of that notice, each Party may decide to discontinue disclosing Confidential Information relating to its Independent Technology to the other Party for the pending Development Programs; however, except in the case of a termination the Development Program in question or the entire Agreement, the Parties agree to work together diligently to bring each pending Development Program to a logical and orderly close. Among other things, the Parties shall meet promptly thereafter in order to (a) prioritize work during the remaining term of each Development Project, and (b) agree upon a reasonable time frame for the Parties to diligently complete such Development Programs on which the Parties are close to completion. The Parties agree that their cooperative efforts from that time forward shall be focused to accomplish the agreed work, even if the work extends for up to one hundred and eighty (180) days beyond the noticed termination date.

10.5 Survival. Nothing herein shall be construed to release any liability or obligation of either Party to the other for acts or omissions prior to the termination or expiration of this Agreement. Without limiting the foregoing:

(a) If a Party receiving commercial licenses under Sections 7.5 through 7.8 (“Licensee Party”) terminates under Section 10.2 for the uncured material breach of a Party granting licenses under those Sections (“Licensor Party), the licenses and rights granted under those Sections will survive any such termination in accordance with their terms, provided that the Licensee Party continues to pay Royalty Obligations for such licenses. Any such licenses and rights shall survive for a period that is co-extensive with the last to expire Intellectual Property Right subject to the license in question.

(b) If Licensor Party terminates under Section 10.2 for Licensee Party’s uncured material breach, then:

(i) The commercial licenses granted under Sections 7.5 through 7.8 will terminate and be of no further force and effect except that Licensee Party may continue to exercise such licenses solely as necessary to (A) continue to sell any inventory of products related to such licenses, and to manufacture and sell all products related to such licenses that are then in the process of being manufactured, for a period of no longer than six (6) months after the effective date of termination, and (B) to meet Licensee Party’s then-existing (as of the effective date of termination) contractual obligations to third parties, for a period of no longer than [twelve (12)] months after the effective date of termination, subject to payment of applicable Royalty Obligations for such licenses; and

(ii) Upon the end of the applicable period set forth in Section 11.5(b)(i), each sublicense previously granted by Licensee Party or any Affiliate of such Licensee Party under this Agreement shall remain in effect and shall become a direct license of such rights by Licensor Party to such sublicensee, subject to such sublicensee agreeing in writing to assume Licensee Party’s terms, conditions and obligations to Licensor Party under this Agreement as they pertain to the sublicensed rights.

(c) Termination or expiration of this Agreement will not relieve either Party from its payment obligations hereunder for any charges, payments or expenses due to the other Party that accrued prior to the termination or expiration date, and such amounts (if not otherwise due on an earlier date or disputed in good faith) shall be immediately due and payable on the termination or expiration date.

11. Miscellaneous.

11.1 Notices. All notices and requests under this Agreement (i) shall be in writing, (ii) may be delivered personally, sent by commercial courier with tracking capabilities—costs prepaid, mailed by certified or registered mail—return receipt requested with postage prepaid, at the option of the sending Party, and (iii) shall be sent to and shall be effective on the date of recorded delivery at the receiving Party’s address for notice. The initial address for notice is set forth below. Any subsequent address for notice shall be changed by notice given pursuant to this Section 11.1.

If to MSC:

Chief Technology Officer

Momentive Specialty Chemicals Inc.

180 East Broad Street

Columbus, Ohio 43215

with a simultaneous copy to the General Counsel at the same address.

If to MPM:

Chief Technology Officer

Momentive Performance Materials Inc.

22 Corporate Woods Boulevard

Albany, New York 12211

with a simultaneous copy to the General Counsel at the same address.

11.2 Assignment. Neither Party shall have the right to assign or transfer this Agreement or any right, obligation of performance, or interest hereunder, whether voluntary or involuntary, without first receiving the other Party’s prior written consent. Any attempt at assigning or transferring this Agreement in violation of this Section 1l.2 shall be invalid and void and shall have no effect.

11.3 Waivers. No waiver by a Party of any condition or breach of any provision of this Agreement will be effective unless in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other provision.

11.4 Counterparts. This Agreement may be executed simultaneously in identical counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile transmission of the executed signature page of this Agreement will constitute due and proper execution of this Agreement by the Party executing the signature page.

11.5 Construction. The Section headings are for convenience only and will not be deemed part of this Agreement. The language of this Agreement will be construed according to its fair meaning. Any rule of construction resolving ambiguities against the drafting Party will not apply in the interpretation of this Agreement. No specific representation, warranty or covenant contained in this Agreement will limit the generality or applicability of a more general representation, warranty or covenant.

11.6 Independent Contractors. Each Party’s relationship with the other is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Neither Party will be entitled to any of the benefits that the other may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Neither Party is authorized to make any representation, contract or commitment on behalf of the other.

11.7 Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions; provided, however that if the Parties are unable to so change the provision, then the affected Party may terminate this Agreement upon thirty (30) days notice.

11.8 Governing Law. This Agreement and any dispute under this Agreement will be governed by and construed under the laws of the State of New York without regard to any of its conflict of laws principles.

11.9 Survival. Subject to section 10.5, any provisions of this Agreement shall continue in full force and effect after termination of this Agreement, which are provisions that by their nature or purpose are intended to survive the termination of this Agreement.,

11.10 Entire Understanding. This Agreement and the attached exhibits set forth the entire agreement and understanding of the Parties in respect to the transactions contemplated and supersedes all prior agreements, arrangements, representations, term sheets and understandings relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented only in a writing signed by respective officers of the Parties. This Agreement is not intended to confer upon any person, other than the signing Parties, any rights or remedies.

IN WITNESS WHEREOF, the authorized representatives of the Parties have signed this Agreement.

MPM:	MSC:

MOMENTIVE PERFORMANCE MATERIALS INC.	MOMENTIVE SPECIALTY CHEMICALS INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

Exhibit A

(MODEL) DEVELOPMENT PROGRAM FORM

This Development Program Form describes the research program to be conducted by the Parties, and is governed by, is an attachment to and is, upon execution by the Parties, incorporated by reference into the Master Confidentiality and Joint Development Agreement by and between Momentive Specialty Chemicals Inc. (“MSC”) and Momentive Performance Materials Inc. (“MPM”) with an Effective Date of October 1, 2010 (the “Agreement.”) All the terms used in this Development Program Form shall retain the same meaning as defined in the Agreement and such definitions are incorporated herein by reference. In the event of any conflict between the provisions of the Agreement and of this Development Program Form, the terms of the Agreement shall prevail. The terms and conditions of this Development Program Form are applicable solely to the research and development program described herein and in no way affect or alter the terms of any other Development Program Forms incorporated into the Agreement prior to or after the Effective Date of this Development Program Form. This Development Program Form shall be effective as of the date of the last signature below.

1.	Scope:

2.	Date of Program Commencement:

3.	Content and Timeline of Project:

4.	Business Units Involved in Program:

5.	Roles and Responsibilities:

6.	Key Contact Persons:

7.	Protocols for:

A.	Experimental Plans

B.	Data and Information Exchange

C.	Reporting and Periodic Progress Reports

6.	Deliverables:

IN WITNESS WHEREOF, the authorized representatives of the Parties have signed this Agreement.

MPM:	MSC:

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

EXHIBIT C

MSC SUBSIDIARIES

Asia Dekor Borden (Heyuan) Chemical Company Limited (50% Owned)

Asia Dekor Borden (Hong Kong) Chemical Company (50% Owned)

Bakelite Polymers U.K. Ltd.

Borden Chemical Foundry, LLC

Borden Chemical Holdings (Panama) S.A.

Borden Chemical UK Limited

Borden International Holdings Limited

Borden Luxembourg S.a r.l.

HA-International, LLC (50% Owned)

Hattrick (Barbados) Finco SRL

Hexion 2 U.S. Finance Corp.

Hexion IAR Holding (HK) Limited

Hexion Nova Scotia Finance, ULC

Hexion Shchekinoazot Holding B.V. (50% Owned)

Hexion Shchekinoazot OOO (50% Owned)

Momentive Specialty Chemicals (Heyuan) Limited

Hexion Specialty Chemicals Holding Germany GmbH

Momentive Specialty Chemicals Holdings (China) Limited

Hexion Specialty Chemicals Lda.

Hexion Specialty Chemicals Luxembourg s.a.r.l.

Momentive Specialty Chemicals Management (Shanghai) Co., Ltd.

Momentive Specialty UV Coatings (Shanghai) Limited

Hexion U.S. Finance Corp.

Hexion UV Coatings (Shanghai) Co., Ltd. (49.99% Owned)

HSC Capital Corporation

InfraTec Duisburg GmbH (70% Owned)

Lawter International Inc.

Momentive CI Holding Company (China) LLC

Momentive International Holdings Coöperatief U.A.

Momentive International Inc.

Momentive Quimica do Brasil Ltda.

Momentive Quimica S. A.

Momentive Quimica Uruguay S.A.

Momentive Specialty Chemicals (Caojing) Limited

Momentive Specialty Chemicals (N.Z.) Limited

Momentive Specialty Chemicals Asua S.L.

Momentive Specialty Chemicals B.V.

Momentive Specialty Chemicals Bangkok Ltd.

Momentive Specialty Chemicals Barbastro S.A.

Momentive Specialty Chemicals Canada Inc.

Momentive Specialty Chemicals Europe B.V.

Momentive Specialty Chemicals Finance B.V.

Momentive Specialty Chemicals Forest Products GmbH

Momentive Specialty Chemicals France SAS

Momentive Specialty Chemicals GmbH

Momentive Specialty Chemicals Holding B.V.

Momentive Specialty Chemicals Iberica S.A.

Momentive Specialty Chemicals Investments Inc.

Momentive Specialty Chemicals Italia S.P.A.

Momentive Specialty Chemicals Korea Company Limited

Momentive Specialty Chemicals Leuna GmbH

Momentive Specialty Chemicals Oy

Momentive Specialty Chemicals Pardubice S.r.o.

Momentive Specialty Chemicals Pty Ltd

Momentive Specialty Chemicals Research Belgium SA

Momentive Specialty Chemicals S.A.

Momentive Specialty Chemicals S.r.l.

Momentive Specialty Chemicals Samutsakorn Ltd.

Momentive Specialty Chemicals Sdn. Bhd.

Momentive Specialty Chemicals Sg.Petani Sdn. Bhd.

Momentive Specialty Chemicals Singapore Pte. Ltd.

Momentive Specialty Chemicals Somersby Pty Ltd.

Momentive Specialty Chemicals Stanlow Limited

Momentive Specialty Chemicals Stuttgart GmbH

Momentive Specialty Chemicals UK Limited

Momentive Specialty Chemicals Wesseling GmbH

Momentive Specialty Chemicals, a.s.

National Borden Chemical Germany GmbH

New Nimbus GmbH & Co Kg

Oilfield Technology Group, Inc.

Resolution Research Nederland B.V.

Resolution Specialty Materials Rotterdam B.V.

Resolution Specialty Materials Sweden Holdings AB

Tianjin Hexion Specialty Chemicals Co., Ltd.

EXHIBIT D

MPM SUBSIDIARIES

Momentive Performance Materials Worldwide Inc.

Momentive Performance Materials USA Inc.

Juniper Bond Holdings I LLC

Juniper Bond Holdings II LLC

Juniper Bond Holdings III LLC

Juniper Bond Holdings IV LLC

Momentive Performance Materials Quartz, Inc.

MPM Silicones, LLC

Momentive Performance Materials South America Inc.

Momentive Performance Materials China SPV Inc.

Momentive Performance Materials Industria de Silicones Ltda

Momentive Performance Materials Canada ULC

Momentive Performance Materials S. de R.L. de C.V.

Momentive Performance Materials Australia Pty Ltd

Momentive Performance Materials Shanghai Co Ltd

Momentive Performance Materials (Nantong) Co Ltd

Momentive Fine Performance Materials (Shenzhen) Co Ltd

Wuxi Momentive Performance Materials Co Ltd

Momentive Performance Materials Hong Kong Ltd

Momentive Performance Materials Japan LLC

Ohta Kako LLC

Momentive Performance Materials Korea Co Ltd

Momentive Performance Materials Pte Ltd

Momentive Services S. de R.L. de C.V.

Momentive Performance Materials Ltd.

Momentive Performance Materials Commercial Services GmbH

Momentive Performance Materials Rus LLC

Momentive Performance Materials Kimya Sanayi Ve Ticaret Limited Sirketi

Momentive Performance Materials (Pty) Ltd.

Momentive Performance Materials (Shanghai) Management Co., Ltd.

Momentive Performance Materials (Shanghai) Trading Co., Ltd.

TA Holding Pte Ltd

Nautilus Pacific Two Pte Ltd

Nautilus Pacific Four Pte Ltd

Momentive Performance Materials Asia Pacific Pte Ltd

Momentive Performance Materials (Thailand) Ltd

Momentive Performance Materials Benelux BVBA

Momentive Performance Materials France Sarl

Momentive Performance Materials GmbH

Momentive Performance Materials Holding GmbH

Momentive Performance Materials Quartz GmbH

Momentive Performance Materials (India) Private Limited

Momentive Performance Materials Italy Srl

C - 1

Momentive Performance Materials Specialties Srl

Momentive Performance Materials Commercial Services Srl

Momentive Performance Materials Silicones BV

Momentive Performance Materials Suisse Sarl

C - 2